UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2013

SPARTECH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-5911	43-0761773
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 S. Central Avenue, Suite 1700

Clayton, Missouri 63105

(Address of principal executive offices) (Zip Code)

(314) 721-4242

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

SPARTECH CORPORATION

FORM 8-K

Item 2.01	Completion of Acquisition or Disposition of Assets

On March 13, 2013, Spartech completed its previously announced merger with a wholly owned subsidiary of PolyOne pursuant to the Agreement and Plan of Merger, dated as of October 23, 2012, by and among PolyOne, 2012 RedHawk, Inc. (“Merger Sub”), 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC) (“Merger LLC”), and Spartech (the “Merger Agreement”). Pursuant to the Merger Agreement, Spartech merged with and into Merger Sub (the “merger”), with Spartech continuing as the surviving corporation in the merger (the “Surviving Corporation”) and a wholly owned subsidiary of PolyOne, and, immediately following the merger, the Surviving Corporation merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC continuing as the surviving entity in the Subsequent Merger (the “Surviving Company”).

As a result of the merger, each outstanding share of Spartech common stock was cancelled and converted into the right to receive (i) $2.67 in cash, without interest, and (ii) 0.3167 shares of PolyOne common stock, subject to cash adjustments in lieu of fractional shares.

Additionally, pursuant to the terms of the Merger Agreement, at the effective time of the merger:

(i)	each outstanding option to purchase shares of Spartech’s common stock issued under any of Spartech’s equity incentive plans (the “Plans”) was assumed by PolyOne and converted into an option (the “Adjusted Option”) to purchase a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech option immediately prior to the completion of the merger multiplied by (b) the “equity award exchange ratio” (as defined below), and having an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Spartech common stock subject to the Spartech option divided by (y) the equity award exchange ratio;

(ii)	each outstanding stock-settled stock appreciation right, or SSAR, relating to shares of Spartech common stock granted under the Plans was assumed by PolyOne and converted into a SSAR (the “Adjusted SSAR”) relating to a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock subject to the Spartech SSAR immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio, and having a base price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the base price per share of Spartech common stock subject to the Spartech SSAR divided by (y) the equity award exchange ratio;

(iii)	each outstanding restricted stock unit award (“RSU”) relating to Spartech common stock granted under the Plans generally was converted into the right to receive the merger consideration as if each such Spartech RSU was one share of Spartech common stock; provided, however, if that treatment would result in additional taxes or tax penalties under Section 409A of the Internal Revenue Code of 1986, then the Spartech RSU was assumed by PolyOne and converted into an RSU (the “Adjusted RSU”) relating to a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock to which the Spartech RSU related immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio; and

(iv)	each outstanding restricted stock award relating to Spartech common stock granted under the Plans was assumed by PolyOne and converted into a restricted stock award (the “Adjusted Restricted Stock Award”) relating to a number of shares of PolyOne common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Spartech common stock to which the Spartech restricted stock award related immediately prior to the completion of the merger multiplied by (b) the equity award exchange ratio.

Except as set forth above, each Adjusted Option, Adjusted SSAR, Adjusted RSU and Adjusted Restricted Stock Award remains subject to the same terms and conditions as applied to the applicable Spartech award immediately prior to the completion of the merger.

The “equity award exchange ratio” is 0.4366, which equals the sum of (1) 0.3167, representing the stock consideration in the amount of 0.3167 of a share of PolyOne common stock, and (2) 0.1199, representing the quotient of the cash consideration ($2.67) divided by the average closing price of a share of PolyOne common stock on the New York Stock Exchange (the “NYSE”) for the ten consecutive trading days ending with the fifth complete trading day prior to the closing, which was $22.27.

The description herein of the merger, the Subsequent Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 13, 2013, in connection with the completion of the merger, Spartech notified the NYSE that trading in Spartech’s common stock should be suspended and the listing of Spartech’s common stock on the NYSE should be removed. In addition, Spartech requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister Spartech’s common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). Spartech intends to file with the SEC a Form 15 requesting that the reporting obligations of Spartech with respect to Spartech’s common stock under Sections 13(a) and 15(b) of the Exchange Act be suspended.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01	Changes in Control of the Registrant.

A change in control of Spartech occurred on March 13, 2013, upon the effectiveness of a Certificate of Merger filed with the Secretary of State of the State of Delaware, at which time Merger Sub merged with and into Spartech. As a result, Spartech became a wholly-owned subsidiary of PolyOne, with PolyOne owning all of Spartech’s common stock.

PolyOne paid a total of approximately $83 million in cash and issued 9,885,349 shares of its common stock to Spartech’s stockholders in the merger. PolyOne funded the cash component of the purchase price paid in the merger with a portion of the net proceeds of its issuance and sale of 5.25% Senior Notes due 2023.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, each then-current director of Spartech was removed and the directors of the Merger Sub immediately prior to the effective time of the merger, Woodrow Ban, Daniel O’Bryon and Joel Rathbun became the directors of the Surviving Corporation. At the effective time of the Subsequent Merger, the then-current directors of the Surviving Corporation were removed and PolyOne became the sole member-manager of the Surviving Company.

In addition, Vicki Holt resigned from her position as President and Chief Executive Officer of Spartech, effective following a 30-day transition period, and, at the effective time of the Subsequent Merger, each then-current named executive officer of Spartech was removed from office.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the terms of the Merger Agreement, on March 13, 2013, the merger occurred, and the separate existence of Merger Sub ceased, with Spartech continuing as the Surviving Corporation and the Surviving Corporation was merged with and into Merger LLC, with the separate corporate existence of the Surviving Corporation having ceased and Merger LLC continuing as the surviving company in the Subsequent Merger. As of the effective time of the merger, the restated certificate of incorporation of Spartech was amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, and the by-laws of Spartech were amended and restated in their entirety to be identical to the by-laws of Merger Sub. Following the Subsequent Merger, Merger LLC’s certificate of formation and limited liability company agreement continued as the certificate of formation and limited liability company agreement of the surviving entity.

The amended and restated certificate of incorporation and by-laws of the Surviving Corporation are attached hereto as Exhibit 3.1 and Exhibit 3.2 respectively, and are incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

On March 12, 2013, Spartech held a special meeting of stockholders for the purpose of considering and voting on the proposals described in greater detail in Spartech’s definitive proxy statement on Form DEFM14A filed with the SEC on February 11, 2013. Holders of 24,870,718 shares of Spartech common stock, representing approximately 79.69% of the shares of Spartech common stock outstanding and entitled to vote as of February 1, 2013, the record date for the special meeting, were present in person or represented by proxy at the special meeting. A summary of the voting results on each of the proposals submitted to a vote of Spartech’s stockholders at the special meeting is set forth below:

Proposal 1: Adoption of the Merger Agreement

Spartech’s stockholders adopted the Merger Agreement. The tabulation of votes on this proposal was as follows:

For	Against	Abstentions
24,785,065	48,718	4,607

Proposal 2: Non-Binding Vote on Certain Compensation Relating to the Merger

Spartech’s stockholders approved, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid to Spartech’s named executive officers in connection with the merger. The tabulation of votes on this proposal was as follows:

For	Against	Abstentions
21,626,821	2,103,226	1,108,342

Proposal 3: Adjournment of Special Meeting

Because Spartech’s stockholders approved Proposal 1, Spartech did not call for a vote on the proposal to adjourn the special meeting to solicit additional proxies in favor of Proposal 1.

Item 8.01	Other Events.

In connection with the completion of the merger, on March 13, 2013, Spartech elected to prepay 100% of the principal amount of Spartech’s 7.08% Senior Notes due September 15, 2016 (the “Notes”) together with accrued interest plus the Make-Whole Amount (as defined in the Amended and Restated Note Purchase Agreement, by and among Spartech and the holders of the Notes, dated September 10, 2008 and further amended on July 10, 2009, June 9, 2010, January 12, 2011 and December 6, 2011).

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 23, 2012, by and among PolyOne, 2012 RedHawk, Inc., 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC), and Spartech (incorporated by reference to Exhibit 2.1 to Spartech’s Current Report on Form 8-K filed on October 29, 2013).

3.1	Restated Certificate of Incorporation of Spartech Corporation, effective as of March 13, 2013

3.2	By-Laws of Spartech Corporation, effective as of March 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, PolyOne Designed Structures and Solutions LLC, as successor by merger to Spartech Corporation, has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE DESIGNED STRUCTURES AND SOLUTIONS LLC (AS SUCCESSOR BY MERGER TO SPARTECH CORPORATION)

Date: March 13, 2013	By:	/s/ Woodrow W. Ban

Woodrow W. Ban Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 23, 2012, by and among PolyOne, 2012 RedHawk, Inc., 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC), and Spartech (incorporated by reference to Exhibit 2.1 to Spartech’s Current Report on Form 8-K filed on October 29, 2013).

3.1	Restated Certificate of Incorporation of Spartech Corporation, effective as of March 13, 2013

3.2	By-Laws of Spartech Corporation, effective as of March 13, 2013